Exhibit  (m)(1)

RULE 12b-1 RELATED AGREEMENT

QUASAR DISTRIBUTORS, LLC
615 East Michigan Street
Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

This letter will confirm our understanding and agreement with respect to payments to be made to you pursuant to the Distribution and Shareholder Servicing Plans (the “Plans”) adopted by (Artio Global Investment Funds (the “Trust”) and Artio Global Equity Fund, Inc. (the “Global Equity Fund”), on behalf of each series of the Trust, and the Global Equity Fund (collectively, the “Artio Global Funds” or the “Funds”) as more fully set forth on Schedule A, pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”). The Plans and this related agreement (the “Rule 12b-1 Agreement”) have been approved by a majority of the Board of Trustees of the Trust (the “Board of Trustees”) and the Board of Directors of the Global Equity Fund (the “Board of Directors” and, collectively with the Board of Trustees, the “Boards”), including a majority of each of the Boards who are not “interested persons” of the Funds, as defined in the Act, and who have no direct or indirect financial interest in the operation of the Plan or in this or any other Rule 12b-1 Agreement (the “Disinterested Trustees and Directors”), cast in person at a meeting of the Boards called for the purpose of voting thereon. Such approval included a determination by the Boards that, in the exercise of the reasonable business judgment and in light of the fiduciary duties of each of the respective Boards, there is a reasonable likelihood that the Plans will benefit the Funds’ shareholders.

1.          To the extent you provide distribution and marketing services in the promotion of the Funds’ shares and/or services to the Funds’ shareholders, including furnishing services and assistance to your customers who invest in and own shares, including, but not limited to, answering routine inquiries regarding the Funds and assisting in changing account designations and addresses, we shall pay you a fee as described on Schedule A. We reserve the right to increase, decrease or discontinue the fee at any time in our sole discretion upon written notice to you.

You agree that all activities conducted under this Rule 12b-1 Agreement will be conducted in accordance with the Plans, as well as all applicable state and federal laws, including the Act, the Securities Exchange Act of 1934, the Securities Act of 1933 and any applicable rules of the Financial Industry Regulatory Authority.

2.          You shall furnish us with such information as shall reasonably be requested by the respective Boards, on behalf of the Funds, with respect to the fees paid to you pursuant to this Rule 12b-1 Agreement.

3.          We shall furnish to each of the respective Boards, for its review, on a quarterly basis, a written report of the amounts expended under the Plans by us and the purposes for which such expenditures were made.

4.          This Rule 12b-1 Agreement may be terminated by the vote of (a) a majority of shareholders, or (b) a majority of the Disinterested Trustees and Directors, on 60 days’ written notice, without payment of any penalty. In addition, this Rule 12b-1 Agreement will be terminated by any act which terminates the Plans or the Distribution Agreements between the Funds and us and shall terminate immediately in the event of its assignment. This Rule 12b-1 Agreement may be amended by us upon written notice to you, and you shall be deemed to have consented to such amendment upon effecting any purchases of shares for your own account or on behalf of any of your customer’s accounts following your receipt of such notice.

5.          This Rule 12b-1 Agreement shall become effective on the date accepted by you and shall continue in full force and effect so long as the continuance of the Plans and this Rule 12b-1 Agreement are approved at least annually by a vote of each of the Boards and of the Disinterested Trustees and Directors, cast in person at a meeting called for the purpose of voting thereon. All communications to us should be sent to the above address. Any notice to you shall be duly given if mailed or faxed to you at the address specified by you below.

Quasar Distributors, LLC

By:

James Schoenike, President

Accepted:

(Dealer or Service Provider Name)

(Street Address)

(City)(State)(ZIP)

(Telephone No.)

(Facsimile No.)

By:

(Name and Title)

Schedule A
to the
Rule 12b-1 Related Agreement

For all services rendered pursuant to the Rule 12b-1 Agreement, we shall pay you a fee calculated as follows:

Fee of 0.25% of the average daily net assets of Class A shares of the Funds (computed on an annual basis) which are owned of record by your firm as nominee for your customers or which are owned by those customers of your firm whose records, as maintained by the Funds or their agent, designate your firm as the customer’s dealer or service provider of record.

We shall make the determination of the net asset value, which determination shall be made in the manner specified in the Funds’ current prospectus, and pay to you, on the basis of such determination, the fee specified above, to the extent permitted under the Plans.

Artio Global Investment Funds

Artio Total Return Bond Fund	Class A

Artio Global High Income Bond Fund	Class A

Artio International Equity Fund II	Class A

Artio U.S. Microcap Fund	Class A

Artio U.S. Small Cap Fund	Class A

Artio U.S. Mid Cap Fund	Class A

Artio U.S. Multi Cap Fund	Class A

Artio Global Equity Fund, Inc.	Class A

Artio Local Emerging Markets Debt Fund	Class A